EXHIBIT 99.2

JDA Investor Relations Contacts:
•		Kris Magnuson, Executive Vice President
•		& Chief Financial Officer, JDA Software Group, Inc.
•	JDA Software Group, Inc.	Tel: 480-308-3000
•	NEWS RELEASE
•		Lawrence Delaney, Jr., The Berlin Group
•		Tel: 714-734-5000; larry@berlingroup.com

JDA Software Announces Preliminary Second Quarter 2006 Results
Scottsdale, Ariz. — July 6, 2006 — JDA® Software Group, Inc. today announced preliminary financial results for the second quarter ended June 30, 2006. Based on unaudited results, JDA anticipates total revenues ranging from $50.9 to $51.8 million and software revenues of approximately $10.4 million for second quarter 2006, compared to total revenues of $54.9 million and software revenues of $15.3 million for second quarter 2005.
     JDA expects GAAP net income for second quarter 2006 to be $0.01 to $0.03 per share, as compared to a GAAP net income of $3.6 million, or $0.12 per share in second quarter 2005. The Company expects to report adjusted non-GAAP earnings for second quarter 2006 of approximately $0.07 to $0.09 per share, which excludes amortization of acquired software technology and intangibles and restructuring charges, as compared to adjusted non-GAAP earnings of $0.17 per share for second quarter 2005, which excluded amortization of acquired software technology and intangibles, restructuring charges and adjustments to acquisition-related reserves, and net tax benefits.
     “While we are disappointed with our results for second quarter 2006, our expectations for our business entering the second half of 2006 are positive, especially with the successful close of our Manugistics acquisition yesterday,” commented Hamish Brewer, JDA Chief Executive Officer. “With the additional scale, new verticals and expanded reach up the supply chain that our Manugistics acquisition delivers, we are confident in our prospects for significant earnings expansion in 2006 and accordingly, are providing updated guidance for fiscal year 2006 this morning.”
     These anticipated results are preliminary and based on partial information and management assumptions. JDA plans to announce final results during its regularly scheduled Q2 conference call on July 24, 2006.
Unaudited Twelve-Month Results for JDA and Manugistics
     To show its improved operating leverage and financial position, JDA presented the following unaudited earnings results for the twelve-month period ending June 30, 2006 for JDA and May 31, 2006 for Manugistics. The synergies in operations, general, administrative and infrastructure resulting from this combination are expected to produce annual cost savings of $25 to $30 million dollars within the first twelve months after closing.
-more-

Add 1
JDA Q206 Preliminary Earnings

	JDAS	Manugistics
	(TTM ended	(TTM ended
	June 30, 2006)	May 31, 2006)	Combined
	* preliminary,	* preliminary,	Company
($ in Millions)	unaudited results	unaudited results	(Before Synergies)
Revenues:
Software	$50.5	$23.1	$73.6
Maintenance	86.5	85.4	171.9
Services	73.3	58.9	132.2

TOTAL REVENUES	$210.3	$167.4	$377.7

Operating Income (loss)	$(1.7)	$(8.4)	$(10.1)
Net Income (loss)	$4.2	NA	NA

Adjusted EBITDA(1)

Operating Income (loss)	$(1.7)	$(8.4)	$(10.1)

Add Back:
Depreciation & Amortization	16.7	24.1	40.8
Restructuring Charges	4.6	2.9	7.5
Impairment of Goodwill	9.7	—	9.7
Impairment of Trademark	0.2	—	0.2
Impairment — Other Assets	—	3.7	3.7
Prepaid Acquisition Costs	—	1.6	1.6
Deduct:
Capitalized R&D Expense	-0-	(2.7)	(2.7)

Adjusted EBITDA	$29.5	$21.2	$50.7

Employees	1,065	761	1,826
Customers	4,900+	800+	5,550

(1) Earnings before interest, taxes depreciation and amortization.
Updated Projections for Full Year 2006, As Reported
     With the close of the Manugistics acquisition, JDA provided the below updated projections for its fiscal year 2006, including Manugistics for the second half:
•	Projected software revenues: $61 million to $70 million

•	Projected total revenues: $290 million to $299 million

•	Projected adjusted operating margin: 13% to 15%

•	Projected GAAP net income per share: $0.38 to $0.54

•	Projected adjusted non-GAAP earnings per share, excluding amortization of intangibles and restructuring charges: $0.72 to $0.88

•	Projected adjusted EBITDA: $44 million to $53 million
Conference Call Information
JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260

Add 2
JDA Q206 Preliminary Earnings

     JDA will host a conference call at 11:00 a.m. Eastern today to discuss the completed Manugistics acquisition and preliminary earnings results for its second quarter ended June 30, 2006. To participate in the call, dial 1-800-921-9431 (United States) or 1-973-935-8505 (International) and ask the operator for the “JDA Software Group Conference Call.” A replay of the conference call will begin Thursday, July 6, 2006 at 1:00 p.m. Eastern and will end on August 6, 2006 at 12:00 pm Eastern. To hear the replay dial 1-877-519-4471 (United States) or 1-973-341-3080 (International) using pin number 7571194.
     To participate in the live Web cast of the call, go to the following web page at the time of the conference call: http://viavid.net/dce.aspx?sid=0000330F. A replay of the Web cast will be available approximately 10 minutes after the conclusion of the event.
About JDA Software Group, Inc.
     With its acquisition of Manugistics finalized on July 5, 2006, JDA® Software Group, Inc. (Nasdaq:JDAS) is the global leader in helping more than 5,500 retail, manufacturing and wholesale-distribution customers in 60 countries realize real demand chain results. By capitalizing on its industry position and financial strength, JDA commits significant resources to advancing the JDA Portfolio® suite of supply and demand chain solutions. JDA Portfolio software enables high-performance business process optimization and execution from the manufacturer’s plant, through distribution to an end customer or a retailer’s shelf. With offices in major cities around the world, JDA employs the industry’s most experienced supply and demand chain experts to develop, deliver and support its solutions. For more information, visit www.jda.com, email info@jda.com or call 1-800-479-7382.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our expected financial results for the second quarter of 2006, Mr. Brewer’s statement regarding our prospects for significant earnings expansion in 2006, expected cost savings from the Manugistics merger of $25 to $30 million within the first 12 months and our updated projections for full year 2006. Future events may involve risks and uncertainties, including, but not limited to: (i) the possibility that our final results for the second quarter of 2006 may differ from our preliminary results reported in this press release, particularly since neither we nor our auditors have completed our review of our second quarter results; (ii) uncertainties inherent in predicting future results such as our updated full year 2006 projections, particularly following a significant acquisition such as our acquisition of Manugistics; (iii) difficulties and delays in achieving synergies and cost savings; and (iv) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. As a result of these and other risks, actual results may differ materially from those predicted. We undertake no obligation to update information in this release.
“JDA” and “JDA Portfolio” are trademarks or registered trademarks of JDA Software Group. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders’.

JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, AZ 85260